Exhibit 99.2


SkyTerra Communications, Inc.        Contact:
19 West 44th Street, Suite 507       Robert Lewis
New York, New York 10036             Senior Vice President and General Counsel
                                     212-730-7540
                                     info@skyterracom.com

                     SKYTERRA COMPLETES ACQUISITION OF 50%
                           OF HUGHES NETWORK SYSTEMS
                 - Spaceway 3 Satellite Included in Transaction
                     - DIRECTV To Remain 50% Partner In HNS

NEW YORK, NY April 25, 2005. SkyTerra Communications, Inc. (OTCBB:SKYT) announced that it completed the acquisition of a 50 percent interest in Hughes Network Systems LLC (HNS) from The DIRECTV Group (NYSE: DTV), in exchange for $50 million of cash and 300,000 shares of SkyTerra's common stock. SkyTerra will be manager of the venture, with The DIRECTV Group retaining a 50 percent stake in HNS.

HNS is a leading developer, manufacturer, installer and provider of advanced satellite based networking solutions and services for businesses, governments and consumers worldwide. With a particular emphasis on providing broadband access to the enterprise market, HNS' products provide businesses with a large number of geographically dispersed locations, such as retail chains, gas stations, restaurants, banks and other financial institutions, with reliable, scalable and cost effective applications such as credit card verification, inventory tracking and control and video teleconferencing.

As part of the transaction, HNS will own the Spaceway 3 satellite, an advanced Ka-band broadband communications satellite that is currently being manufactured by Boeing. Also included are the complete ground infrastructure and user terminals that were developed to implement this advanced communications network. Spaceway 3 is currently expected to launch in late 2006. Upon its successful launch into orbit, Spaceway 3 is expected to enable the new HNS to provide North American customers with a next generation suite of high-speed, two-way data communications utilizing the advanced features of the Spaceway platform and will allow for a more cost-effective service than is currently available.

In announcing the closing of the transaction, Jeffrey A. Leddy, SkyTerra's Chief Executive Officer and President, who joins the Board of HNS stated, "This is a significant milestone for SkyTerra. We have acquired 50% of the world's leading provider of broadband satellite networks and services to the VSAT enterprise market. HNS' success to date is a testament to its dedicated and accomplished employees, its extraordinary brand, cutting edge intellectual property portfolio and roster of enterprise clients. These core assets have attracted us to the venture from the start, and the inclusion of the next generation Spaceway 3 satellite truly excites us about the opportunity."

Pradman Kaul, Chairman and CEO of HNS added "With the completion of the transaction, we start an exciting new chapter in the history of our company. Our management team continues and we welcome the new ownership structure, which brings two major players in the satellite industry to join with DIRECTV as our owners, SkyTerra, and its largest shareholder Apollo Management."

Kaul added, "Satellite technology is an essential element in any broadband network, providing a valuable, wide area alternative to terrestrial DSL and cable modem systems. We expect to continue our history of innovative new products and service offerings that we believe will unlock the value of broadband for all of our customer segments; large and medium to small enterprises, government agencies, and consumers, both in the US and internationally. We have many opportunities in front of us to make our business even more successful."

Headquartered in Germantown, Maryland, where it also operates manufacturing facilities, HNS maintains sales and support offices worldwide and employs approximately 1,500 people in engineering, operations, marketing, sales and support. HNS is maintaining its existing operations facilities and sales offices globally.

To finance the transaction, including a payment by HNS to The DIRECTV GROUP of $190.7 million, HNS completed a $375.0 million secured debt financing, which includes a $50 million revolving line of credit that is undrawn. This debt is not guaranteed by either SkyTerra or DIRECTV, except that each has pledged its equity interests in HNS to the lenders. HNS maintains a substantial cash balance.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the parties' our ability to successfully manage the new HNS venture, competition from other satellite providers and other terrestrial providers as well as from other technologies such as Wi-Max and the success of the Spaceway 3 satellite development and launch. Additional factors are detailed in the documents filed by SkyTerra with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by SkyTerra with the Securities and Exchange Commission on March 31, 2005. SkyTerra assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.